Exhibit 99.1

Limoneira Company Announces Fiscal Fourth Quarter and Full Year 2022 Financial Results
Revenue Grew 11% to a Record $184.6 Million in Fiscal Year 2022 Compared to Prior Year Driven by Record Avocado and Orange Sales

Company Sold $28 Million of Assets in Fiscal Year 2022 as Part of Strategic Move Toward “Asset-Lighter” Business Model

Company Increases Expected Proceeds from Harvest at Limoneira by 21% to $115 Million

SANTA PAULA, Calif.-- (BUSINESS WIRE) – December 22, 2022 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the fiscal fourth quarter and full year ended October 31, 2022.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We finished the year strong with seasonally soft fourth quarter revenue increasing 18% over the prior year period and our full year topline growing to a record $184.6 million. Our revenue growth was driven across the agribusiness division, with avocados and oranges experiencing the largest year-over-year increase fueled by strong pricing in fiscal year 2022. We increased annual fresh lemon volume; however, pricing remained challenged for most of the year as the lemon markets both domestically and globally continue to work through a surplus of inventory.”

Mr. Edwards continued, “This year we made significant progress in advancing our strategy to monetize certain non-core assets, expand our One World of Citrus initiative and execute on Harvest at Limoneira, while reducing our debt by over 20%. We identified over $150 million of assets for monetization and in quick succession closed the sale of two assets in the fourth quarter for a total $27 million in net cash proceeds. Additionally, during the first quarter of fiscal year 2023, we announced another asset sale for $2.6 million in cash. We have a valuable portfolio of agricultural lands, real estate properties and water rights, along with expertise in packing, marketing and distributing fruit that we are working to better utilize as we move toward an asset-lighter model. This model will enable us to streamline our operations, improve consistency of earnings, increase EBITDA and dividends per share which will ultimately unlock even more value for our shareholders.”

Fiscal Year 2022 Fourth Quarter Results

For the fourth quarter of fiscal year 2022, total net revenue increased 18% to $39.7 million, compared to total net revenue of $33.5 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $38.2 million, compared to $32.3 million in the fourth quarter of last fiscal year. Other operations revenue increased to $1.4 million, compared to $1.2 million for the fourth quarter of fiscal year 2021.

Agribusiness revenue for the fourth quarter of fiscal year 2022 includes $13.1 million in fresh lemon sales, compared to $7.8 million of fresh lemon sales during the same period of fiscal year 2021. Approximately 680,000 cartons of U.S. packed fresh lemons were sold in aggregate during the fourth quarter of fiscal year 2022 at a $19.33 average price per carton, compared to approximately 390,000 cartons sold at a $20.00 average price per carton during the fourth quarter of fiscal year 2021. The increased volume of fresh lemons compared to the prior year relates to logistical delays in the fourth quarter of fiscal year 2021 that caused physical loss on a portion of shipments of the Company’s citrus products.

The Company recognized nominal avocado revenue in the fourth quarter of fiscal years 2022 and 2021. The Company recognized $2.7 million of orange revenue in the fourth quarter of fiscal year 2022, compared to nominal revenue in the same period of fiscal year 2021. Approximately 86,000 cartons of oranges were sold during the fourth quarter of fiscal year 2022 at a $31.22 average price per carton.

Specialty citrus and other crops revenue was $5.5 million for the fourth quarter of fiscal year 2022, compared to $3.2 million in the same period of fiscal year 2021, primarily due to increased brokered fruit and wine grape sales.

Total costs and expenses for the fourth quarter of fiscal year 2022 were $41.5 million, compared to $40.0 million in the fourth quarter of last fiscal year.

Despite the inflationary pressures throughout the Company’s industry, operating loss for the fourth quarter of fiscal year 2022 improved to $1.9 million, compared to operating loss of $6.5 million in the fourth quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2022 was $2.8 million, compared to net loss applicable to common stock of $5.0 million in the fourth quarter of fiscal year 2021. Net loss per diluted share for the fourth quarter of fiscal year 2022 was $0.16, compared to net loss per diluted share of $0.28 for the same period of fiscal year 2021.

For fiscal year 2022, adjusted net loss for diluted earnings per share (“EPS”) was $5.7 million or $0.32 per diluted share, compared to the fourth quarter of fiscal year 2021 of $4.5 million or $0.26 per diluted share. A reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS is provided at the end of this release.

Adjusted EBITDA was a loss of $3.8 million in the fourth quarter of fiscal year 2022, compared to a loss of $3.0 million in the same period of fiscal year 2021. A reconciliation of net loss attributable to Limoneira Company to adjusted EBITDA is provided at the end of this release.

Fiscal Year 2022 Results

For the fiscal year ended October 31, 2022, revenue increased to $184.6 million, compared to $166.0 million in fiscal year 2021. Operating income for fiscal year 2022 was $2.2 million, compared to operating loss of $6.3 million in the prior fiscal year. Net loss applicable to common stock was $737,000 for fiscal year 2022, compared to net loss applicable to common stock of $3.9 million for fiscal year 2021. Net loss per diluted share for fiscal year 2022 was $0.04, compared to net loss per diluted share of $0.23 for fiscal year 2021.

For fiscal year 2022, adjusted net loss for diluted EPS was $1.3 million compared to adjusted net loss for diluted EPS of $2.0 million for fiscal year 2021. In fiscal year 2022, adjusted net loss per diluted share was $0.08, compared to adjusted net loss per diluted share of $0.11 for fiscal year 2021, based on approximately 17.5 million and 17.6 million, respectively, weighted average diluted common shares outstanding.

Adjusted EBITDA for fiscal year 2022 was $11.9 million, compared to $9.9 million in the prior fiscal year.

Balance Sheet and Liquidity

During the fiscal year ended October 31, 2022, net cash provided by operating activities was $14.8 million, compared to $9.6 million in the prior fiscal year. For fiscal year 2022, net cash provided by investing activities was $19.4 million, compared to net cash used in investing activities of $10.2 million in the prior fiscal year. Net cash used in financing activities was $33.5 million for fiscal year 2022, compared to net cash provided by financing activities of $534,000 in the prior fiscal year.

Long-term debt as of October 31, 2022, was $104.1 million, compared to $130.4 million at the end of fiscal year 2021.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. At the end of fiscal year 2021, the joint venture had closed the sales of lots representing 586 residential units, thus concluding lot sales in Phase 1 of the development.

In March 2022, the joint venture signed a letter of intent to purchase 17 acres from Limoneira to potentially develop additional residential units. In October 2022, the Company closed the sale by contributing the property to a newly formed development entity, LLCB II, and selling a 50% interest to Lewis for approximately $7.9 million in net cash proceeds. The Company recorded an approximate gain of $4.2 million on this transaction in the fourth quarter of fiscal year 2022.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies.

In fiscal year 2020, the Company entered into an agreement to sell its Sevilla real estate development property for $2.7 million. In November 2022, the Company closed the sale of the property for $2.6 million in net cash proceeds and recorded an immaterial loss in the first quarter of fiscal year 2023.

In October 2022, the Company closed the sale of its Oxnard Lemon property and packing facility in Ventura County, California for $20.0 million, receiving $19.1 million in net cash proceeds. The Company recorded an approximate gain of $0.8 million on this transaction recorded in the fourth quarter of fiscal year 2022.

Guidance

The Company’s food service business and industry logistics continue to experience slowdown in its supply chain as well as inflationary pressures on a global basis. The Company believes it will experience improving year-over-year results in fiscal year 2023 compared to fiscal year 2022 due to its stronger position in retail food and club grocery.

The Company expects fresh lemon volumes to be in the range of 5.0 million to 5.4 million cartons for fiscal year 2023. Avocado volumes are expected to be in the range of 4.0 million to 5.0 million pounds for fiscal year 2023.

The company now expects to receive an over 20% increase in total proceeds of $115 million from Harvest at Limoneira and the addition of LLCB II and East Area II spread out over seven fiscal years, with approximately $8 million received in fiscal year 2022.

Updated Harvest at Limoneira, LLCB II and East Area II Cash Flow Projections

Fiscal Year	2022	2023	2024	2025	2026	2027	2028
Projected Distributions	$8 Million	$5 Million	$8 Million	$17 Million	$25 Million	$30 Million	$22 Million

The Company has an additional 1,000 acres of non-bearing lemons estimated to become full bearing over the next four to five years, which enables the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,000 acres to become full bearing in fiscal year 2023. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2022 level by approximately 50%, or by about 700 thousand to 1.1 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on December 22, 2022, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through January 5, 2023, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 13734157.

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2023 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	October 31,
	2022	2021
Assets
Current assets:
Cash	$857	$439
Accounts receivable, net	15,651	17,483
Cultural costs	8,643	7,500
Prepaid expenses and other current assets	8,496	10,709
Receivables/other from related parties	3,888	5,958
Total current assets	37,535	42,089
Property, plant and equipment, net	222,628	242,420
Real estate development	9,706	22,828
Equity in investments	72,855	64,072
Goodwill	1,506	1,527
Intangible assets, net	7,317	8,329
Other assets	16,971	11,011
Total assets	$368,518	$392,276

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,663	$8,963
Growers and suppliers payable	10,740	10,371
Accrued liabilities	11,279	6,542
Payables to related parties	4,860	6,976
Current portion of long-term debt	1,732	2,472
Total current liabilities	39,274	35,324
Long-term liabilities:
Long-term debt, less current portion	104,076	130,353
Deferred income taxes	23,497	22,853
Other long-term liabilities	9,807	4,501
Total liabilities	176,654	193,031
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at October 31, 2022 and 2021) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2022 and 2021) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero shares issued or outstanding at October 31, 2022 and 2021)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,935,292 and 17,936,377 shares issued and 17,684,315 and 17,685,400 shares outstanding at October 31, 2022 and 2021, respectively)	177	179
Additional paid-in capital	165,169	163,965
Retained earnings	15,500	21,552
Accumulated other comprehensive loss	(7,908)	(5,733)
Treasury stock, at cost, 250,977 shares at October 31, 2022 and 2021	(3,493)	(3,493)
Noncontrolling interest	11,609	11,965
Total stockholders' equity	181,054	188,435
Total liabilities and stockholders' equity	$368,518	$392,276

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2022	2021	2022	2021
Net revenues:
Agribusiness	$38,235	$32,301	$179,281	$161,381
Other operations	1,423	1,194	5,324	4,646
Total net revenues	39,658	33,495	184,605	166,027
Costs and expenses:
Agribusiness	40,345	34,421	160,651	148,492
Other operations	1,144	1,143	4,438	4,332
(Gain) loss on disposal of assets	(5,003)	109	(4,500)	109
Selling, general and administrative	5,059	4,273	21,815	19,427
Total costs and expenses	41,545	39,946	182,404	172,360
Operating (loss) income	(1,887)	(6,451)	2,201	(6,333)
Other (expense) income:
Interest income	—	100	53	379
Interest expense	(1,039)	(439)	(2,291)	(1,501)
Equity in earnings of investments	660	732	1,341	3,203
Other (expense) income, net	(1,061)	6	(955)	89
Total other (expense) income	(1,440)	399	(1,852)	2,170

(Loss) income before income tax benefit (provision)	(3,327)	(6,052)	349	(4,163)

Income tax benefit (provision)	562	1,388	(823)	266
Net loss	(2,765)	(4,664)	(474)	(3,897)
Loss (income) attributable to noncontrolling interest	109	(207)	238	456
Net loss attributable to Limoneira Company	(2,656)	(4,871)	(236)	(3,441)
Preferred dividends	(125)	(125)	(501)	(501)
Net loss applicable to common stock	$(2,781)	$(4,996)	$(737)	$(3,942)

Basic net loss per common share	$(0.16)	$(0.28)	$(0.04)	$(0.23)

Diluted net loss per common share	$(0.16)	$(0.28)	$(0.04)	$(0.23)

Weighted-average common shares outstanding-basic	17,540,000	17,572,000	17,513,000	17,555,000
Weighted-average common shares outstanding-diluted	17,540,000	17,572,000	17,513,000	17,555,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, named executive officer cash severance, pension settlement cost and (gain) loss on disposal of assets, are important measures to evaluate our results of operations between periods on a more comparable basis. Adjusted EBITDA in previous periods did not exclude stock-based compensation which has now been excluded as management believes this is a better representation of cash generated by operations and is consistent with peer company reporting. Adjusted EBITDA for prior periods has been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2022	2021	2022	2021
Net loss attributable to Limoneira Company	$(2,656)	$(4,871)	$(236)	$(3,441)
Interest income	—	(100)	(53)	(379)
Interest expense, net of patronage dividends	1,039	439	2,291	1,501
Income tax (benefit) provision	(562)	(1,388)	823	(266)
Depreciation and amortization	2,366	2,322	9,798	9,812
EBITDA	187	(3,598)	12,623	7,227
Stock-based compensation	739	505	2,732	2,582
Named executive officer cash severance	(338)	—	432	—
Pension settlement cost	607	—	607	—
(Gain) loss on disposal of assets	(5,003)	129	(4,500)	109
Adjusted EBITDA	$(3,808)	$(2,964)	$11,894	$9,918

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS (in thousands, except share amounts):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2022	2021	2022	2021
Net loss attributable to Limoneira Company	$(2,656)	$(4,871)	$(236)	$(3,441)
Preferred dividends and effect of unvested, restricted stock	(133)	(135)	(551)	(536)
Net loss for basic EPS	(2,789)	(5,006)	(787)	(3,977)
Stock-based compensation	739	505	2,732	2,582
Named executive officer cash severance	(338)	—	432	—
Pension settlement cost	607	—	607	—
(Gain) loss on disposal of assets	(5,003)	129	(4,500)	109
Tax effect of adjustments at federal and state rates	1,088	(167)	199	(710)
Adjusted net loss for basic EPS	$(5,696)	$(4,539)	$(1,317)	$(1,996)
Adjusted net loss for diluted EPS	$(5,696)	$(4,539)	$(1,317)	$(1,996)
Actual:
Basic net loss per common share	$(0.16)	$(0.28)	$(0.04)	$(0.23)
Diluted net loss per common share	$(0.16)	$(0.28)	$(0.04)	$(0.23)
Weighted-average common shares outstanding-basic	17,540,000	17,572,000	17,513,000	17,555,000
Weighted-average common shares outstanding-diluted	17,540,000	17,572,000	17,513,000	17,555,000
Adjusted:
Basic net loss per common share	$(0.32)	$(0.26)	$(0.08)	$(0.11)
Diluted net loss per common share	$(0.32)	$(0.26)	$(0.08)	$(0.11)
Weighted-average common shares outstanding-basic	17,540,000	17,572,000	17,513,000	17,555,000
Weighted-average common shares outstanding-diluted	17,540,000	17,572,000	17,513,000	17,555,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended October 31, 2022
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$26,470	$3,128	$—	$411	$8,226	$38,235
Intersegment revenue	—	4,159	(4,159)	—	—	—
Total net revenues	26,470	7,287	(4,159)	411	8,226	38,235
Costs and expenses	23,136	8,846	(4,159)	(24)	10,486	38,285
Depreciation and amortization	—	—	—	—	—	2,060
Operating (loss) income	$3,334	$(1,559)	$—	$435	$(2,260)	$(2,110)

	Agribusiness Segment Information for the Three Months Ended October 31, 2021
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$27,253	$1,974	$—	$4	$3,070	$32,301
Intersegment revenue	—	2,478	(2,478)	—	—	—
Total net revenues	27,253	4,452	(2,478)	4	3,070	32,301
Costs and expenses	26,135	6,334	(2,478)	70	2,325	32,386
Depreciation and amortization	—	—	—	—	—	2,035
Operating (loss) income	$1,118	$(1,882)	$—	$(66)	$745	$(2,120)

Lemons	Q4 2022	Q4 2021	Lemon Packing	Q4 2022	Q4 2021
United States:			Cartons packed and sold	679	389
Acres harvested	3,600	3,600	Revenue	$7,287	$4,452
Limoneira cartons sold	300	164	Direct costs	8,846	6,334
Third-party grower cartons sold	379	226	Operating loss	$(1,559)	$(1,882)
Average price per carton	$19.33	$20.00
Chile:			Avocados	Q4 2022	Q4 2021
Lemon revenue	$300	$300	Pounds sold	215	3
40-pound carton equivalents	87	363	Average price per pound	$—	$1.36
Argentina:
Lemon revenue	$—	$300	Other Agribusiness	Q4 2022	Q4 2021
40-pound carton equivalents	—	172	Orange cartons sold	86	12
			Average price per carton	$31.22	$—
Lemon shipping and handling	$3,100	$2,000	Specialty citrus cartons sold	68	—
Lemon by-product sales	$300	$400	Average price per carton	$34.50	$—
Brokered fruit and other lemon sales	$12,700	$18,400

Agribusiness costs and expenses	Q4 2022	Q4 2021
Packing costs	$9,428	$6,860
Harvest costs	3,736	3,401
Growing costs	5,037	4,847
Third-party grower and supplier costs	20,084	17,278
Depreciation and amortization	2,060	2,035
Agribusiness costs and expenses	$40,345	$34,421